Exhibit 2.1

Execution Version

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER, is entered into as of February 22, 2019 (this “Amendment”), by and among Xynomic Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Bison Capital Acquisition Corp., a British Virgin Islands company limited by shares (“Parent”), Bison Capital Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (the “Merger Sub”), and Yinglin Mark Xu (“XU”), an individual residing in Shanghai, China, solely in his capacity as the representative for the Company Stockholders (the “Stockholder Representative”).

Capitalized terms used in this Amendment, but not defined herein, shall have the meanings given to such terms in the Merger Agreement.

RECITALS

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger, dated as of September 12, 2018, amended by an Amendment to Agreement and Plan of Merger dated as of February 11, 2019 (collectively known as the “Merger Agreement”); and

WHEREAS, the Parties wish to further amend the Merger Agreement in the manner hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual benefits to be derived therefrom, the parties hereto agree as follows:

SECTION 1. Amendment to Section 7.01(d) of the Merger Agreement.

Section 7.01(d) of the Merger Agreement is hereby amended and restated in its entirety as follows, taking effect upon receipt of Parent Shareholders’ approval of an amendment to Memorandum and Articles of Association of Parent dated June 19, 2017 to extend the date before Parent must complete a business combination from March 23, 2019 to June 24, 2019 or such earlier date as determined by the Parent Board:

“Parent shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with Article XI. Parent shall extend the Offer for any minimum period required by any rule, regulation, interpretation or position of the SEC, Nasdaq or the respective staff thereof that is applicable to the Offer. Nothing in this Section 7.01(d) shall (i) impose any obligation on Parent to extend the Offer beyond June 24, 2019 or such earlier date as determined by the Parent Board (as the same may be extended in accordance with Section 14.19(c), the “Outside Date”) or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement in accordance with Article XI. If any Parent Securityholder holding Parent Public Shares accepts the Offer, and Parent has not withdrawn the Offer in accordance with this Agreement, Parent shall, promptly after the Closing, pay such redeeming Parent Securityholder, on a pro rata basis, cash equal to the applicable Per-Share Redemption Price.”

SECTION 2. Amendment to Section 7.07 of the Merger Agreement.

Section 7.07 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“The Company acknowledges that it has read the Prospectus and that Parent has established the Parent Trust from the proceeds of its initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO for the benefit of the shareholders of Parent Public Shares (the “Public Shareholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the Parent Trust, Parent may disburse monies from the Parent Trust only: (a) to the Public Shareholders in the event they elect to redeem Parent Ordinary Share in connection with the consummation of Parent’s initial business combination (as such term is used in the Prospectus) (“Business Combination”), (b) to the Public Shareholders if Parent fails to consummate a Business Combination by the Outside Date, (c) any amounts necessary to pay any Taxes or (d) to, or on behalf of, Parent after or concurrently with the consummation of a Business Combination. The Company hereby agrees that, it does not now and shall not at any time hereafter have (other than its rights upon Closing) any right, title, interest or claim of any kind in or to any monies in the Parent Trust or distributions therefrom, or make any claim prior to Closing against the Parent Trust, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). The Company hereby irrevocably waives any Claims it may have against the Parent Trust (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not, prior to the Closing, seek recourse against the Parent Trust (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the waivers under this Section 7.07 will continue to apply at and after the Closing or termination of this Agreement (as applicable) to distributions made to redeeming Public Shareholders and for transaction expenses paid. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent to induce it to enter into this Agreement. This Section 7.07 shall not limit the Company’s right to seek specific performance against Parent pursuant to Section 14.19, including the right to seek specific performance against Parent to require Parent to take such actions contemplated by this Agreement subject to the satisfaction of Parent’s conditions to the Closing in Section 8.01, and to comply with the terms of the Parent Trust Agreement, including distribution of funds from the Parent Trust upon the Closing in accordance with the terms of this Agreement.”

SECTION 3. Amendment to Section 9.02(a) of Exhibit M of the Merger Agreement.

Section 9.02(a) of Exhibit M of the Merger Agreement is hereby amended and restated in its entirety as follows, taking effect upon receipt of Parent Shareholders’ approval of an amendment to Memorandum and Articles of Association of Parent dated June 19, 2017 to extend the date before Parent must complete a business combination from March 23, 2019 to June 24, 2019 or such earlier date as determined by the Parent Board:

“In the event that the Corporation does not consummate a Business Combination by 24 June 2019 or such earlier date as may be determined by the Board (such date or such earlier date as may be so determined, the “Termination Date”), such failure shall trigger an automatic redemption of the Public Shares (an “Automatic Redemption Event”) and the Board shall take all such action necessary (i) as promptly as reasonably possible but no more than five (5) business days thereafter to redeem the Public Shares or distribute the Trust Account to the holders of Public Shares, on a pro rata basis, in cash at a per-share amount equal to the applicable Per-Share Redemption Price; and (ii) as promptly as practicable, to cease all operations except for the purpose of making such distribution and any subsequent winding up of the Corporation’s affairs. In the event of an Automatic Redemption Event, only the holders of Public Shares shall be entitled to receive pro rata redeeming distributions from the Trust Account with respect to their Public Shares.”

SECTION 4. No Other Amendment. Except as and to the extent expressly amended by the terms and provisions of this Amendment, the Merger Agreement shall continue in full force and effect unamended, unless subsequently amended by the Parties hereto. Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Parties under the Merger Agreement, or constitute a waiver of any provision of the Merger Agreement.

SECTION 5. References to Merger Agreement. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Merger Agreement, and each reference in any of the agreements or certificates to be delivered in connection with the Merger Agreement to the “Merger Agreement,” “thereunder,” “thereof” or words of like import referring to the Merger Agreement, shall mean and be a reference to the Merger Agreement as amended by this Amendment.

SECTION 6. Miscellaneous. Sections 14.01 through 14.22 of the Merger Agreement shall apply to this Amendment mutatis mutandis as if such provisions were set forth herein at length.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

Parent:	BISON CAPITAL ACQUISITION CORP.

	By:	/s/ James Jiayuan Tong
	Name:	James Jiayuan Tong
	Title:	Chief Executive Officer and Chief Financial Officer

Merger Sub:	BISON CAPITAL MERGER SUB INC.

	By:	/s/ James Jiayuan Tong
	Name:	James Jiayuan Tong
	Title:	Chief Executive Officer

the Company:	XYNOMIC PHARMACEUTICALS, INC.

	By:	/s/ Yinglin Mark Xu
	Name:	Yinglin Mark Xu
	Title:	Chairman, Chief Executive Officer and President

YINGLIN MARK XU,

Stockholder Representative:	solely in his capacity as the Stockholder Representative

/s/ Yinglin Mark Xu

[Signature Page to Second Amendment to Merger Agreement]